TRINET GROUP, INC.
EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”) is entered into by and between Michael Q. Simonds (“you”) and TriNet Group, Inc., a Delaware corporation (the “Company”) (each a “Party,” and collectively the “Parties”), as of February 12, 2024. Capitalized terms used but not defined herein shall have the meaning ascribed to them in Section 8.
NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the Parties hereby agree as follows:
1.EMPLOYMENT BY THE COMPANY.
a.Title and Responsibilities. Subject to the terms set forth herein, on the Start Date (as defined below), you shall serve as the President and Chief Executive Officer (“CEO”) of the Company, reporting to the Company’s Board of Directors (the “Board”). Your employment with the Company will commence as soon as practicable on a date to be determined by you and the Board, which shall be no later than February 16, 2024 (the “Start Date”). You will have all of the duties, responsibilities and authority commensurate with the position of CEO. Your workplace will be at the Company’s headquarters, currently located in Dublin, California. You and the Company expect that you will relocate to the Dublin, California area by June 30, 2024 and that you will travel to the Company’s headquarters on a regular basis prior to your relocation.
During your employment with the Company, you will devote your best efforts and all of your business time and attention (except for vacation periods and reasonable periods of illness or other incapacity permitted by the Company’s general employment policies) to the business of the Company and its parents and subsidiaries, and you will not render services to any other business without the prior approval of the Board. Within this relationship, you shall be expected to perform those duties the Company requires, within the bounds of its policies and the law, to the highest professional and ethical standards. Notwithstanding the foregoing, it is acknowledged and agreed that you may engage in civic and not-for-profit activities or serve on the boards of directors of noncompetitive private or public companies; provided, however, in each case that such activities do not materially interfere with the performance of your duties hereunder or create an actual or potential business or fiduciary conflict of interest and, for service on any board of directors, prior approval is obtained from the Board.
You will be appointed to the Board effective on the Start Date, and for so long as you serve as the CEO, subject to the requirements of applicable law (including, without limitation, any rules or regulations of any exchange on which the common stock of the Company is listed), the Board and/or the appropriate committee of the Board will nominate you for re-election to the Board at each annual meeting at which you are subject to re-election.
b.At-Will Employment. Your relationship with the Company is at-will, which means that you and the Company will have the right to terminate your employment with the Company at any time, for any reason or no reason, and with or without advance notice. In addition, and subject to Section 4, the Company retains the discretion to modify the terms of your employment, including but not limited to position, duties, reporting relationship, office location, compensation, and benefits, at any time. You also may be removed from any position you hold in the manner specified by the Bylaws of the Company and applicable law. Notwithstanding anything to the contrary in this Agreement, upon any termination of your employment, you agree to resign from all positions you may then hold with the Company and any of its subsidiaries or affiliated entities at such time (including as a member of the Board and any of its committees).
c.Company Employment Policies. The employment relationship between the parties will be governed by this Agreement, the Restrictive Covenants and Invention Disclosure Agreement attached hereto as Exhibit A (the “RCAIDA”) and the standard employment terms and conditions as set forth in the Company’s employee handbook and other form agreements, policies and procedures of the Company, including those relating to the mandatory arbitration of employment-related disputes, the protection of confidential information and the assignment of inventions, as they may be updated and/or revised periodically, provided that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or procedures, this Agreement will control.
d.“Controlling Person” Requirement. As a condition of your employment, you must be able to meet and maintain throughout your employment the requirements of a “controlling person” as that term is defined by the Employer Services Assurance Corporation, as well as any other federal, state, or local law, statute, ordinance, or regulation regulating or affecting the operation, licensure, or conduct of a professional employer organization.
2.COMPENSATION.
a.Salary. Your annual base salary (“Annual Base Salary”) will initially be $1,000,000, payable semi-monthly in accordance with the Company’s standard payroll dates. You will be considered for annual adjustments in your Annual Base Salary subject to review and approval by the Compensation Committee of the Board (the “Committee”).
b.Equity Awards. Subject to review and approval by the Board or the Committee and this Section 2.2, the Company will grant you restricted stock units (“RSUs”) to be settled in shares of the Company’s common stock under, and pursuant to the terms and conditions of, the Company Equity Plan and the Company’s applicable form of grant notice and award agreement thereunder. The number of shares of Company common stock underlying the following awards, respectively, shall be calculated by dividing the award’s “value” indicated below by the closing price per share of the Company’s common stock on the applicable grant date, rounded down to the nearest whole share. For purposes of the following awards, “Continued Service” shall mean your continued service to the Company, or any of its subsidiaries or affiliates, as an Employee, Consultant or Non-Employee Director (as each such term is defined in the Company Equity Plan).
i.New Hire RSUs. On a date following your Start Date and in accordance with the Company’s standard granting schedule for new hire awards, time-vesting RSUs with an approximate value of $1,600,000 (the “New Hire RSUs”). The New Hire RSUs shall vest in full on December 31, 2024, subject to your Continued Service on such vesting date (except as otherwise provided below in Section 4).

ii.2024 Annual RSUs. On the date that the Board or the Committee grants 2024 annual refresh RSUs to the Company’s executive team (the “2024 Refresh Grant Date”), time-vesting RSUs with an approximate value of $4,200,000 (the “2024 Annual RSUs”). The 2024 Annual RSUs will vest over four years, with 4/16 vesting on the 15th day of the second month following the one-year anniversary of the 2024 Refresh Grant Date and 1/16th vesting on the 15th day of the second month of each of the twelve calendar quarters thereafter (with each vesting installment rounded down to the nearest whole share, except for the last vesting installment which will be rounded up or down, as necessary, to account for any prior fractional shares), subject to your Continued Service on such vesting date (except as otherwise provided below in Section 4).
iii.2024 Annual PSUs. On the 2024 Refresh Grant Date, performance-based RSUs (“PSUs”) with an approximate grant date value of $7,800,000 at “target” level achievement (the “2024 Annual PSUs”). The 2024 Annual PSUs will be subject to the same terms and conditions, including performance metrics and vesting requirements, as any PSUs that may be granted to the Company’s other executive officers in early 2024.
Following the 2024 Refresh Grant Date, you will be considered for future equity awards as determined by and pursuant to the terms established by the Committee or the Board in its sole discretion, as applicable.
c.Sign-On Bonus. The Company will pay you a one-time signing bonus of $3,000,000 (the “Sign-On Bonus”), payable within thirty (30) days following your Start Date, subject to your continued employment on such date. If you resign your employment, or the Company terminates your employment for Cause, within the twenty-four (24) month period following the Start Date (the “24-Month Period”), you shall be required to repay the Sign-On Bonus reduced by 1/24 thereof for each completed month of employment during the 24-Month Period (the “Repayment Amount”). The Repayment Amount must be repaid on a “gross” basis (i.e., it will not be reduced for any federal, state or local income, excise, employment or other withholding taxes previously withheld by the Company or paid by you). You agree to repay the Repayment Amount within ten (10) calendar days following the termination of your employment and, if and to the extent permissible under applicable law, authorize the Company to withhold from any amounts otherwise owed to you to effect such repayment. Notwithstanding the foregoing, subject to your satisfaction of the Release Requirement, you shall not be required to repay any portion of the Retention Bonus in the event of your Separation due to your termination without Cause.
d.Target Variable Compensation. You will be eligible to participate in an annual executive bonus plan (“Bonus Plan”), pursuant to which you may earn a variable compensation amount, subject to the achievement of corporate performance goals and individual performance goals and objectives, each as established by the Board or Committee. For 2024, your annual bonus target under the Bonus Plan (the “Target Bonus”) will be 150% of your Annual Base Salary. The actual bonus amount awarded to you with respect to any year (the “Actual Bonus”) will be determined by the Board or Committee, in its sole discretion, and shall be subject to the terms and conditions of the Bonus Plan and your continued active employment during the performance year and through the date of payment.
e.Employee Benefits. You will be eligible to participate in the Company’s standard employee benefits plans that are available to employees generally and to similarly situated executives, as in effect from time to time, subject to the terms and conditions of such plans.
f.Expense Reimbursements. The Company will, in accordance with applicable Company policies and guidelines, reimburse you for all reasonable and necessary expenses incurred by you in connection with your performance of services on behalf of the Company. The reimbursement for all such expenses shall be paid pursuant to the Company’s policies and practices, following your submission of proper documentation for such expenses.
3.CONFIDENTIAL INFORMATION. As a condition of your employment, you must sign and comply with the RCAIDA.
4.TERMINATION OF EMPLOYMENT. Upon the termination of your employment with the Company at any time for any reason, you will be paid your salary through your termination date and any other benefits or payments, including any accrued and unused vacation, in accordance with applicable law. In addition, provided that you satisfy the Payment Conditions set forth in Section 4.3, you shall be eligible for the benefits and payments set forth in Section 4.1 or Section 4.2, as applicable, as set forth below.
a.Non-Change in Control Termination. In the event of your Non-Change in Control Termination, you shall be entitled to following payments and benefits:
i.Salary Severance. An amount equal to the product of (x) your Monthly Base Salary, multiplied by (y) 18, payable in a single lump sum in the Company’s first regular payroll that occurs more than five days following the Release Deadline, provided that payment shall be made no later than 2 and 1/2 months following the end of the calendar year in which Participant’s Separation occurs.
ii.COBRA Payment. An amount equal to the product of (x) the Monthly Estimated COBRA Premium multiplied by (y) 18, payable in a single lump-sum in the Company’s first regular payroll that occurs more than five days following the Release Deadline, provided that payment shall be made no later than 2 and 1/2 months following the end of the calendar year in which Participant’s Separation occurs.
iii.Equity Acceleration. Each of your then-outstanding, unvested Time-Vesting Awards and Performance Satisfied Awards shall accelerate and become vested and exercisable or settled with respect to the number of shares subject to each such award that would have become vested, in the ordinary course, within the first 18 months following your Non-Change in Control Termination. Performance Subject Awards shall be governed by the Company Equity Plan and the written award agreements governing their grant.
b.Change in Control Termination. In the event of your Change in Control Termination, you shall be entitled to following payments and benefits:
i.Salary Severance. An amount equal to the product of (x) your Monthly Base Salary, multiplied by (y) 18, payable in a single lump sum in the Company’s first regular payroll that occurs more than five days following the Release Deadline, provided that payment shall be made no later than 2 and 1/2 months following the end of the calendar year in which Participant’s Separation occurs.
ii.Bonus Severance. An amount equal to the product of (x) your Target Bonus for the year of the Change in Control Termination, multiplied by (y) 1.5, payable in a single lump-sum upon the Company’s first regular payroll that occurs more than five days following the Release Deadline, provided that payment shall be made no later than 2 and 1/2 months following the end of the calendar year in which Participant’s Separation occurs.
iii.COBRA Payment. An amount equal to the product of (x) the Monthly Estimated COBRA Premium multiplied by (y) 18, payable in a single lump-sum in the Company’s first regular payroll that occurs more than five days following the Release Deadline, provided that payment shall be made no later than 2 and 1/2 months following the end of the calendar year in which Participant’s Separation occurs.
iv.Equity Vesting Acceleration. Each of your then-outstanding, unvested Time-Vesting Awards and Performance Satisfied Awards shall accelerate and become vested and exercisable or settled in full. Performance Subject Awards shall be governed by the Company Equity Plan and the written award agreements governing their grant.
c.Payment Conditions. Your eligibility for the benefits and payments set forth in Section 4.1 or Section 4.2, as applicable, are contingent upon your satisfaction of the following conditions (together, the “Payment Conditions”):
i.you resign from all positions (including a member of the Board) you may hold with the Company or any of its parents, subsidiaries or affiliated entities;
ii.you satisfy the Release Requirement;
iii.you return all Company Property to the Company;
iv.you comply with the RCAIDA; and
v.you comply with any agreements between the Company and you relating to confidentiality, non-competition, non-solicitation and non-interference, to the extent permitted by applicable law.
5.INDEMNIFICATION. You and the Company will enter into the form of indemnification agreement provided to other similarly situated officers and directors of the Company. In addition, you will be named as an insured on the director and officer liability insurance policy currently maintained by the Company, or as may be maintained by the Company from time to time, on terms no less favorable than for any other U.S. based executive officer of the Company or U.S. based member of the Board.
6.COMPENSATION RECOUPMENT. All amounts payable to you hereunder shall be subject to recoupment pursuant to the Company’s current compensation clawback or recoupment policy (if any) and any additional compensation clawback or recoupment policy or amendments to the current policy adopted by the Board or as required by law during the term of your employment with the Company that applies on substantially the same terms to all other U.S. based executive officers of the Company (except as required by statute or regulation without regard to the terms of the policy). No recovery of compensation under such a clawback or recoupment policy will be an event giving rise to a right to resign for “Good Reason” or constitute a termination without “Cause” under this Agreement, provided that such recovery is consistent with such policy and such policy is consistent with this Section.
7.GENERAL PROVISIONS.
a.Notices. Any notices provided hereunder must be in writing and will be deemed effective upon the earlier of personal delivery (including, personal delivery and email transmission), delivery by express delivery service (e.g., Federal Express), or the third day after mailing by first class mail, to the Company at its primary office location and to you at your address as listed on the Company payroll (which address may be changed by either Party by written notice).
b.Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, and such invalid, illegal or unenforceable provision will be reformed, construed and enforced in such jurisdiction so as to render it valid, legal, and enforceable consistent with the intent of the parties insofar as possible.
c.Waiver. If either Party should waive any breach of any provisions of this Agreement, he or it will not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.
d.Entire Agreement. This Agreement, including its exhibits, constitutes the entire agreement between you and the Company, and supersedes and replaces any and all other agreements, promises, or representations, written or otherwise, between you and the Company, regarding the subject matter hereof. For the avoidance of doubt, by your signature below you hereby acknowledge and agree that you shall not be eligible to participate in, and hereby waive any right or entitlement to eligibility to participate in or receive any payments or benefits under, the Company’s Amended and Restated Executive Severance Benefit Plan. This Agreement is entered into without reliance on any agreement, promise, or representation, other than those expressly contained or incorporated herein, and, except for those changes expressly reserved to the Board’s discretion in this Agreement, the terms of this Agreement cannot be modified or amended except in a writing signed by you and a member of the Board.

e.Employment Eligibility. The offer of employment set forth in this Agreement is contingent upon your presentation of satisfactory documentary evidence of your identity and authorization to work in the U.S. within three (3) days of your Start Date.
f.Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one Party, but all of which taken together will constitute one and the same Agreement. Signatures transmitted via facsimile will be deemed the equivalent of originals.
g.Headings and Construction. The headings of the sections hereof are inserted for convenience only and will not be deemed to constitute a part hereof or to affect the meaning thereof. For purposes of construction of this Agreement, any ambiguities will not be construed against either Party as the drafter.
h.Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Parties, and each such Party’s respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your duties hereunder and you may not assign any of your rights hereunder without the written consent of the Company.
i.Informing Subsequent Employers. If your employment is terminated, the Company has the right to inform any subsequent employer of your obligations under this Agreement, and can send a copy of these terms of employment to that employer.
j.Attorney Fees. If either of the Parties brings any action to enforce such Party’s rights hereunder, the prevailing Party in any such action will be entitled to recover such Party’s reasonable attorneys’ fees and costs incurred in connection with such action.
k.Absence of Conflicts; Competition with Prior Employer. You represent that your performance of your duties under this Agreement will not breach any other agreement as to which you are a party. You agree that you have disclosed to the Company all of your existing employment and/or business relationships, including, but not limited to, any consulting or advising relationships, outside directorships, investments in privately held companies, and any other relationships that may create a conflict of interest. You shall not bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.
l.Tax Matters; Withholding. All sums payable to you hereunder shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board related to tax liabilities arising from your compensation.
m.Section 280G; Parachute Payments.
i.Except as otherwise expressly provided in an agreement between you and the Company, if any payment or benefit you would receive in connection with a Change in Control from the Company or otherwise (a “Payment”) would (A) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (B) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount. The “Reduced Amount” will be either (i) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (ii) the largest portion, up to and including the total, of the Payment, whichever amount ((i) or ii)), after taking into account all applicable federal, state, provincial, foreign, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greatest economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of Company Equity Awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to you. Within any such category of Payments (that is, (1), (2), (3) or (4)), a reduction will occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and then with respect to amounts that are “deferred compensation.” In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of your applicable type of stock award (i.e., earliest granted Company Equity Awards are cancelled last). If Section 409A of the Code is not applicable by law to you, the Company will determine whether any similar law in your jurisdiction applies and should be taken into account.
ii.The Company shall appoint a nationally recognized independent registered public accounting firm or other professional firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such professional firm required to be made hereunder. Any good faith determinations of the professional firm made hereunder shall be final, binding and conclusive upon the Company and you.
n.Application of Code Section 409A. This Agreement and the payments and benefits hereunder are intended to be exempt from the requirements of Section 409A, to the maximum extent possible, whether pursuant to the short-term deferral exception to Section 409A described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception to Section 409A described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. Notwithstanding anything herein to the contrary, (1) if at the time of your termination of employment with the Company, you are a “specified employee” as defined in Section 409A, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the first business day to occur following the date that is six months following your termination of employment with the Company (or the earliest date as is permitted under Section 409A including your death); and (2) if any other payments of money or other benefits due to you hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax. In the event that payments under this Agreement are deferred pursuant to this Section in order to prevent any accelerated tax or additional tax under Section 409A, then such payments shall be paid at the time specified under this Section without any interest thereon. Notwithstanding anything to the contrary herein, to the extent required by Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean separation from service. For purposes of Section 409A, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of the Section 409A. Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A, (A) the amount of expenses eligible for reimbursement or in-kind benefits provided to a Participant during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to you in any other calendar year; (B) the reimbursements for expenses for which you are entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; and (C) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.
o.Arbitration. To provide a mechanism for rapid and economical dispute resolution, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to this Agreement (including the Release) or its enforcement, performance, breach, or interpretation, or arising from or relating to your employment with the Company or the termination of your employment with the Company, will be resolved, to the fullest extent permitted by law, by final, binding, and confidential arbitration held in San Francisco County, California and conducted by JAMS, Inc. (“ JAMS ”), under its then applicable JAMS Employment Arbitration Rules and Procedures. By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or by administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding at his expense. The arbitrator will: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company will bear all fees for the arbitration, except for any attorneys’ fees or costs associated with your personal representation. The arbitrator, and not a court, will also be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy or claim sought to be resolved in accordance with these arbitration procedures. Notwithstanding the provisions of this paragraph, the parties are not prohibited from seeking injunctive relief in a court of appropriate jurisdiction to prevent irreparable harm on any basis, pending the outcome of arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and the state courts of any competent jurisdiction.
p.Governing Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California without regard to conflicts of laws principles.
8.Definitions.
a.“Cause” means the occurrence of any of the following events that has a material negative impact on the business or reputation of the Company:
i.your commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof;
ii.your attempted commission of, or participation in, a fraud or act of dishonesty against the Company;
iii.your intentional, material violation of any contract or agreement between you and the Company or of any statutory duty owed to the Company;
iv.your unauthorized use or disclosure of the Company’s confidential information or trade secrets; or
v.your gross misconduct.
For purposes of the foregoing definition of Cause, “Company” shall include the Company and its parents and subsidiaries. Whether or not Cause exists shall be determined by the Board in its sole discretion, which determination shall be final and binding on you.
b.“Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:
i.any Exchange Act Person becomes the owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of ownership held by any Exchange Act Person (the “Subject Person”) exceeds 50% of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding; provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities owned by the Subject Person over the 50% threshold, then a Change in Control shall be deemed to occur;
ii.there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction, or (B) more than 50% of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;
iii.there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries; provided that a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition, shall not constitute a Change in Control; or
iv.individuals who are members of the Board on the Effective Date (the “Incumbent Board”) cease for any reason to constitute a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member will, for purposes of this Agreement, be considered as a member of the Incumbent Board.
For purposes of the foregoing, “Entity” means a corporation, partnership, limited liability company or other legal entity formed in or existing under the laws of any jurisdiction.
c.“Change in Control Period” shall mean the period beginning one day prior to, and ending on the 6-month anniversary of, the effective date of a Change in Control.
d.“Change in Control Termination” shall mean your Qualifying Termination within a Change in Control Period.
e.“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and any analogous provisions of applicable state law.
f.“Code” means the Internal Revenue Code of 1986, as amended.
g.“Company Equity Awards” means all awards for shares of Company common stock granted under the Company Equity Plan, including but not limited to options, restricted stock, restricted stock units, stock bonus awards or stock appreciation rights.
h.“Company Equity Plan” means the Company’s Amended and Restated 2019 Equity Incentive Plan.
i.“Company Property” shall mean all paper and electronic Company documents (and all copies thereof) created and/or received by you during your period of employment with the Company and other Company materials and property that you have had in your possession or control, including, without limitation, Company files, correspondence, emails, memoranda, notes, notebooks, drawings records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, without limitation, leased vehicles, computers, computer equipment, software programs, facsimile machines, mobile telephones, servers), credit and calling cards, entry cards, identification badges and keys, and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof, in whole or in part). As a condition to receiving benefits under this Agreement, you must not make or retain copies, reproductions or summaries of any such Company documents, materials or property and must make a diligent search to locate any such documents, property and information. If you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, then within ten business days of receiving a written request from the Company to do so, you must provide the Company with a computer-useable copy of all such information and then permanently delete and expunge such confidential or proprietary information from those systems. However, you are not required to return your personal copies of documents evidencing your hire, termination, compensation, benefits and stock options and any other documentation received as a stockholder of the Company. Your failure to return Company Property that is neither confidential nor material, such as an identification badge or calling card, will not, in and of itself, disqualify you from receiving benefits under this Agreement, provided that any such items of Company Property are subsequently returned to the Company upon request. For purposes of the foregoing definition of Company Property, “Company” shall include the Company and its parents and subsidiaries.
j.“Good Reason” shall mean any one or more of the following that occurs without your consent:
i.a material reduction in your total annual compensation, except that annual reviews and alterations of variable or target compensation consistent with the formulae applied to your peers shall not constitute Good Reason;
ii.a material adverse change in your authority, responsibilities or duties;
iii.the Company’s requirement that your relocate your primary work location to a location that would increase your one way commute distance by more than 30 miles, provided that your relocation to the Company’s headquarters, and expected regular travel to the Company’s headquarters prior to your relocation, shall not constitute Good Reason; or
iv.any failure by any successor to the Company to assume, whether by operation of law or by contract, this Agreement and all obligations under this Agreement.
For “Good Reason” to exist, you must provide written notice to the Company’s Chief Legal Officer within 30 days immediately following such events, the Company must fail to remedy such event within 30 days after receipt of such notice, and you must resign your employment, and all your positions, with the Company effective not later than 90 days after the expiration of such cure period.
k.“Monthly Base Salary” shall mean your monthly base salary at the rate in effect immediately prior to your Separation (ignoring any decrease in your Monthly Base Salary that forms the basis for Good Reason, as applicable).
l.“Monthly Estimated COBRA Premium” shall mean the amount of the monthly COBRA premium necessary to continue health coverage for you and your eligible dependents under the Consolidated Omnibus Budget Reconciliation Act of 1985 (together with any state law of similar effect, “COBRA”), calculated based on estimated rates as of your Separation. The Monthly Estimated COBRA Premium is a fully taxable cash payment, grossed up to cover the applicable tax withholdings, payable regardless of whether you elect COBRA continuation coverage.
m.“Non-Change in Control Termination” shall mean your Qualifying Termination outside of a Change in Control Period.
n.“Performance Satisfied Awards” means Company Equity Awards granted subject to performance-based vesting for which the applicable performance measurement period(s) thereunder have been completed, and performance has been measured and certified.
o.“Performance Subject Awards” means Company Equity Awards then-subject to performance-based metrics, achievement or vesting.
p.“Qualifying Termination” shall mean your Separation as a result of either (i) your termination by the Company other than for Cause or (ii) your resignation for Good Reason. For the avoidance of doubt, in no event will your Separation resulting from your termination for Cause, (b) your death or disability, or (c) your resignation for any reason other than Good Rason constitute a Qualifying Termination.
q.“Release Requirement” shall mean you execute a general release of claims in favor of the Company and its parents and subsidiaries in substantially the form attached hereto as Exhibit B (the “Release”) and allow such Release to become non-revocable prior to the 60th day following your Separation (the “Release Deadline”).
r.“Section 409A” means Section 409A of the Code and the regulations thereunder.
s.“Separation” shall mean a “separation from service” as defined in the regulations under Section 409A.
t.“Time-Vesting Awards” means Company Equity Awards granted subject solely to time-based vesting.

[Signature Page to Employment Agreement Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

TRINET GROUP, INC.

By: /s/ David Hodgson

Name: David Hodgson, Chair of the Board of Directors of TriNet Group, Inc.

Michael Q. Simonds

/s/ Michael Q. Simonds

[Signature Page to Employment Agreement]

EXHIBIT A
Restrictive Covenants and Invention Disclosure Agreement

As consideration for, among other things, my employment or continued employment after the date of this Agreement, all compensation now or hereafter paid to me, including but not limited to salary, commissions, bonus awards, insurance and other benefits, and all other forms and types of compensation and benefits, I agree to the terms and conditions of this Restrictive Covenants and Invention Disclosure Agreement (“RCAIDA” or “Agreement”) as follows:

1.Maintaining Confidential Company Information.

A.I acknowledge and agree that during my employment with TriNet USA, Inc. or any of its successors, subsidiaries, assigns, and related companies, including TriNet Group, Inc. (collectively, the “Company”), I will have access to, receive and/or will review the Company’s confidential or proprietary information or trade secrets (collectively, “Confidential Information”).

“Confidential Information” shall include, but not be limited to, the following types of non-public information in any form:

Trade secrets; research and development plans or projects; marketing, sales, financial, product and customer data and reports; computer materials such as software programs, instructions, source and object code, and printouts; information regarding the Company’s products, prospective products, inventions, developments, and discoveries; data compilations; development databases; business improvements; business plans (whether pursued or not); budgets; unpublished financial statements; licenses, including the terms thereof; fee agreements and vendor contracts; pricing models, formulas, and strategy; cost data and analyses; information relating to the skills and compensation of other employees of the Company; the personal information and protected health information of other employees of the Company, which I would not have obtained absent my employment with the Company, including worksite employees brought to TriNet by its customers; lists of former, current and potential customers of TriNet and all non-public information about them such as contact person(s), pricing, product and/or service needs or requirements, profitability, cost to service, and other terms; marketing strategies, forecasts and other marketing information and techniques; employment and recruiting strategies and processes; sales practices, strategies, methods, forecasts, compensation plans, and other sales information; investor information; and the identities of the Company’s suppliers, vendors, and contractors, and all information about the Company’s relationships with its suppliers, vendors and contractors such as contact person(s), pricing and other terms. The definition of “Confidential Information” shall include both “know-how” (i.e., information about what works well) and “negative know-how” (i.e., information about what does not work well).

For clarity, “Confidential Information” is limited to information that is known only to the Company and its customers, vendors and/or suppliers and that is not otherwise generally available to the public. To the extent that I have any question as to whether any information constitutes Confidential Information, or whether any email, spreadsheet, PowerPoint, file, or other document contains Confidential Information, I agree to obtain the express written permission of my manager before transmitting, using or disclosing the information for any purpose that is, in whole or in part, outside of my assigned job duties or responsibilities. In no event shall I transmit, use, or disclose Confidential Information for any purpose other than a purpose that is designed to be in the best interest of the Company.

Expressly excluded from the definition of “Confidential Information” is any information that(a) through no fault of mine becomes generally known to the public and/or is readily and lawfully available to the public through a public media source such as television, radio or a publicly-available magazine or newspaper; (b) I lawfully obtained and possessed prior to my employment with the Company; or (c) I lawfully obtained after termination of my employment with the Company from a third party who was lawfully in possession of the information and permitted to disclose it to me.

I understand and acknowledge that this definition and description of Confidential Information includes information in any and all forms, whether original, duplicated, compiled, aggregated, segregated, or summarized; and whether on paper, electronically stored, conveyed verbally, residing in my memory, or reproduced from my memory. I agree that if information qualifies as Confidential Information, it does not lose its confidentiality simply because I am able to remember it.

B.During my employment with the Company, I shall not directly or indirectly transmit, disclose, furnish, or use any Confidential Information other than as reasonably needed to perform my job duties and responsibilities for the Company. I acknowledge and agree that I am only permitted to transmit, disclose, furnish, and use Confidential Information if, in so doing, I am acting in good faith and in the best interests of the Company. Once my employment with the Company ends, I shall not directly or indirectly transmit, use, furnish, or disclose any Confidential Information to any person or entity for any reason.

C.I understand that my agreement not to transmit, use, furnish, or disclose Confidential Information includes, but is not limited to directly or indirectly: (i) using Company trade secrets to identify or target any entity that has an existing contractual relationship with the Company for my own personal benefit or the benefit of any other firm or entity; (ii) using trade secrets to facilitate the solicitation, for my own personal benefit or the benefit of any other firm or entity, of any entity that has an existing contractual relationship with the Company; and/or (iii) using trade secrets to otherwise unfairly compete with the Company.

D.I acknowledge and agree that all Confidential Information is proprietary and shall remain the exclusive property of the Company. Accordingly, within ten calendar days of the earlier of (1) my providing notice of resignation to the Company; (2) the Company’s notice to me of the separation of my employment; or (3) the end of my employment with the Company for any other reason or under any other circumstance, I shall return to the Company any and all Confidential Information in my possession, custody or control, including, but not limited to, all Confidential Information contained in any email, word processing document, PowerPoint presentation, spreadsheet, text, instant message or other electronically-stored document or electronic data storage media, without exception. This covenant to return Confidential Information includes all Confidential Information in my possession, custody, or control regardless of where it may reside or be stored.

E. My obligations under this Paragraph 1 are in addition to, and not in limitation or preemption of, all other obligations of confidentiality I may have, including any obligations under the common law, statutory law or under general legal or equitable principles, or under any other Agreement I may have with the Company.

F. I agree that the terms of this Paragraph 1 are reasonable and essential for the protection of the trade secrets, proprietary data and confidential information of the Company; that the Company’s Confidential Information provides the Company with a competitive advantage in the marketplace; that activity in violation of this Paragraph 1 is likely to cause substantial and irreparable harm to the Company; and that the Company has legitimate business reasons to seek protection against improper and unauthorized disclosures of Confidential Information. I further agree that the terms of this Paragraph 1 are reasonably narrow to protect the Company’s interests and will not impair, hinder, hamper, or otherwise impact my ability to obtain other gainful employment after my employment with the Company terminates.

G. In the event I receive a subpoena, deposition notice, interview request, or other process or order to testify regarding or to disclose Confidential Information, I shall within five (5) business days of receiving such subpoena, deposition notice, or request: (i) notify the Company’s Legal Department in writing of the item, document, or information sought by such subpoena, deposition notice, interview request, or other process or order; (ii) furnish the Company’s Legal Department with a copy of said subpoena, deposition notice, interview request, or other process or order; and (iii) provide reasonable cooperation with respect to any procedure that the Company may initiate to protect Confidential Information or other interests. If the Company objects to the subpoena, deposition notice, interview request, process, or order, I shall cooperate to ensure that there shall be no disclosure until the court or other applicable entity has ruled upon the objection, and then only in accordance with the ruling so made. If no such objection is made despite a reasonable opportunity to do so, I shall be entitled to comply with the subpoena, deposition, notice, interview request, or other process or order provided that I have fulfilled the above obligations.

H. Pursuant to the Defend Trade Secrets Act, I understand that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, I understand that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (a) files any document containing the trade secret under seal and (b) does not disclose the trade secret, except pursuant to court order.

I. Notwithstanding anything in this Agreement or otherwise, I understand that:

a.I have the right under federal law to certain protections for cooperating with or reporting legal violations to the Securities and Exchange Commission (the “SEC”) and/or its Office of the Whistleblower, as well as certain other governmental authorities and self-regulatory organizations, and as such, nothing in this Agreement or otherwise is intended to prohibit me from disclosing this Agreement to, or from cooperating with or reporting violations to, the SEC or any other such governmental authority or self-regulatory organization, and I may do so without notifying the Company. The Company may not retaliate against me for any of these activities, and nothing in this Agreement or otherwise would require me to inform the Company of any of these activities or waive any monetary award or other payment that I might become entitled to from the SEC or any other governmental authority.

b.Nothing in this Paragraph 1 or this Agreement shall limit in any way any statutory right I may have to disclose or use information under Section 7 of the United States National Labor Relations Act or any other applicable law. I further understand and acknowledge that nothing in this Paragraph 1 or this Agreement prohibits me from disclosing information about my wages or terms and conditions of employment or from disclosing unlawful acts in the workplace such as sexual harassment, discrimination, or retaliation. I understand and acknowledge that the Company will not take any disciplinary action or other adverse employment action against me for properly exercising my legal rights.

c.Nothing in this Paragraph 1 or this Agreement shall preclude me from maintaining, possessing, or disclosing at any time my own personal information, including without limitation my pay history, wage statements, and tax-related documents and materials, even after my employment with the Company terminates.

d.The obligations contained within this Paragraph 1 shall remain in place and continue for a period of five (5) years after my employment with the Company ends; provided, however, that with respect to trade secrets, the confidentiality obligations shall continue in perpetuity. If I am unsure or uncertain as to whether information constitutes a trade secret, I will contact the Company’s Legal Department to discuss the issue and I agree that I will not transmit, disclose, or use the information in question without first obtaining express written consent from the Company’s authorized legal representative.

2.Third-Party Information.

A. I acknowledge and agree that the Company has in the past received, and in the future will receive, information from customers, vendors and other third parties that is confidential, proprietary, or that the third party does not want disclosed outside of the Company (“Third-Party Information”). I understand that the Company typically receives such information under a legal duty to maintain its confidence, and that the Company has a legitimate business interest in ensuring that it does not disclose Third-Party Information to persons outside of the Company, to persons within the Company who are not authorized to access or use it, or to any party who seeks to use or disclose it for an improper or unauthorized purpose.

B. During my employment with the Company, I shall not directly or indirectly transmit, disclose, furnish, or use any Third-Party Information other than as I am expressly authorized and as reasonably needed to perform my job duties and responsibilities for the Company. I acknowledge and agree that I am only permitted to transmit, disclose, furnish, and use Third-Party Information if, in so doing, I am authorized to do so, act in good faith, and do so in the best interests of the Company. Once my employment with the Company ends, I shall not directly or indirectly transmit, use, furnish, or disclose any Third-Party Information to any person or entity for any reason.

C. Within ten calendar days of the earlier of (1) my providing notice of resignation to the Company; (2) the Company’s notice to me of the separation of my employment; or (3) the end of my employment with the Company for any other reason or under any other circumstance, I shall return to the Company any and all Third-Party Information in my possession, custody or control, including, but not limited to, all Third-Party Information contained in any email, word processing document, PowerPoint presentation, spreadsheet, text, instant message, any hard copy or other electronically-stored document, without exception. This covenant to return Confidential Information includes all Confidential Information in my possession, custody, or control regardless of where it may reside or be stored. I further acknowledge and agree that I shall not be permitted to retain in my possession, custody or control any documents or materials containing Third-Party Information, whether such documents or materials are original, copies, compilations, summaries, analyses, or otherwise.

D. My obligations under this Paragraph 2 are in addition to, and not in limitation or preemption of, all other obligations of confidentiality I may have, including any obligations under the common law, statutory law or under general legal or equitable principles, or under any other Agreement I may have with the Company.

E. I agree that the terms of this Paragraph 2 are reasonable and essential for the protection of Third-Party Information; that activity in violation of this Paragraph 2 may cause substantial and irreparable harm to the Company and/or its customers, vendors and other third parties; and that the Company has legitimate business reasons to seek protection against improper disclosures of Third-Party Information entrusted to the Company. I further agree that the terms of this Paragraph 2 are reasonably narrow to protect the Company’s interests and will not impair, hinder, hamper, or otherwise impact my ability to obtain other gainful employment after my employment with the Company terminates.

3.No Improper Use of Information of Prior Employers and Others. During my employment with the Company, I will not improperly use or disclose any confidential information or trade secrets of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring on to Company premises or place on any Company hardware, software or equipment any proprietary or confidential information or property belonging to any former employer or any other person to whom I have an obligation of confidentiality (unless consented to in writing by that former employer or person). I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. I represent and warrant that my employment with the Company will not violate or breach any agreement I have entered with any other person or entity. I further represent and warrant that I have disclosed to the Company, in writing, any restrictive covenants I may be bound to, including any non-disclosure, non-solicitation, and non-competition covenants.
4.Return of Company Property. In addition to the obligations in Paragraphs 1 and 2 above, when I leave the employ of the Company, I will deliver to the Company (and will not keep in my possession, copy, recreate or deliver to anyone else in whole or in part) any and all items I received from the Company including but not limited to files, drawings, notes, notebooks, memoranda, specifications, records, business plans and forecasts, financial information, sales materials, customer and prospective customer lists, reports, programs, proposals, specifications computer-recorded information (including emails), tangible property (including but not limited to laptop/desktop computers, flash drives, CD-ROMs, cell phones, smartphones, tablets and other PDA devices), building entry/access cards, corporate credit cards, identification badges and keys, devices, and documents, together with all copies thereof (in whatever medium recorded) and any other property or material containing, summarizing, characterizing or disclosing Confidential Information or Third-Party Information. I further agree that any property owned by the Company, wherever located, including laptops, cellular telephones, iPads, thumb drives, CDs, disks and any other storage media, computers, filing cabinets, desks/desk drawers, or lockers, is subject to inspection by Company personnel at any time during and after my employment, with or without notice.

5.Solicitation Restriction.

A. During any period in which I am employed by the Company and for a period of one year thereafter, I shall not, directly or indirectly, engage in any conduct intended or reasonably calculated to solicit, approach, recruit, induce or urge any employee, independent contractor, or agent of the Company to discontinue, in whole or in part, his/her employment relationship with the Company. The restrictions in this paragraph apply only to those employees, independent contractors, or agents of the Company who at any time during the twelve months preceding termination of my employment with the Company: (a) I worked with in my department, (b) I had material contact with, or (c) I supervised.

B. I acknowledge and agree that, due to nature of the Company’s business, the restrictive covenants contained in Paragraphs 1, 2 and 5 are essential for the reasonable, proper, and adequate protection of the Company’s business, trade secrets, proprietary data and confidential information. I further acknowledge and agree that the covenants in Paragraphs 1, 2 and 5 are not overly broad or unduly burdensome, and that they will not prevent me from earning a livelihood following the termination of my employment with the Company.

6.Ownership of Discoveries & Results and Proceeds. Any inventions (whether or not patentable), discoveries, designs, business methods, improvements or works of authorship made by me, alone or jointly with others, and all results and proceeds of my services to the Company ("Results and Proceeds”) at any time during my employment by the Company which are made, conceived, reduced to practice or learned by me in the course and scope of my employment or with the use of the Company’s time, property (whether tangible or intangible), materials or facilities, or relating to any subject matter with which my work for the Company is concerned, are hereby irrevocably and unconditionally assigned to the Company for its benefit and shall be the exclusive property of the Company. Any copyrightable subject matter included in the Results and Proceeds shall be “works made for hire” as that phrase is defined in the Copyright Act of 1976 (17 U.S.C. 101 et seq.). If it is ever determined that any Results and Proceeds cannot be considered “works made for hire” or otherwise cannot be fully assigned to the Company under applicable law, I hereby grant to the Company in perpetuity and on an exclusive and irrevocable basis all worldwide rights of every kind and nature, whether now known or hereafter recognized, in and to such Results and Proceeds to the maximum extent permitted by applicable law. Without limitation of the foregoing, the Company has the exclusive right to obtain and own all patents and copyright registrations with respect to such Results and Proceeds. Neither the expiration nor the termination of this Agreement shall affect the Company’s ownership of or rights in the Results and Proceeds or any intellectual property rights therein. To facilitate the determination of whether any invention, discovery, designs, business methods, improvement or work of authorship is properly transferable to the Company, I will promptly advise it of all inventions, discoveries, improvements or works of authorship made, conceived, reduced to practice or learned by me during the term of my employment and for six months after termination of my employment. I understand that my obligations under this Paragraph 6 do not apply to any invention that qualifies fully as a non-assignable invention under any law of any jurisdiction, in each case, to the extent applicable to my inventions.

I hereby represent and warrant that all Pre-existing Work for which I claim ownership was disclosed in writing by me to the Company in connection with my prior Proprietary Information and Inventions Agreement (PIIA), which disclosures, if any, are incorporated herein by reference. (Pre-existing Work consists of inventions, improvements and other works I alone or jointly conceived, developed, or reduced to practice prior to commencement of my employment with the Company, that I considered to be my property or the property of third parties when I executed any prior invention disclosure or PIIA with the Company.)

I agree that I will not incorporate any Pre-existing Work into any Company works without first obtaining the express, written approval of the Company in each case. To the extent that I incorporate any Pre-existing Work into any Company works, I hereby represent and warrant that I have all necessary rights and authority to do so and hereby grant to Company the perpetual, irrevocable, non-exclusive, worldwide, royalty-free and sublicensable right to use and exploit such Pre-existing Work for any and all purposes in connection with the Company's and its affiliates' and their respective successors' and assigns' current and future businesses.

7.Perfection and Enforcement of Proprietary Rights. I will assist the Company in every proper way at the Company's request and direction to obtain, perfect and enforce United States, Canadian and foreign patent, copyright, mask work and other intellectual property rights (“Proprietary Rights”) relating to Company information and/or Results and Proceeds in any and all countries. Without limiting the generality of the foregoing, I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. My obligation to assist the Company pursuant to this Paragraph 7 shall continue following the termination of my employment, but the Company shall compensate me at a reasonable rate to be determined by the Company consistent with its ordinary practices after my termination for the time actually spent by me at the Company’s request for such assistance. If the Company or its designee is unable because of my mental or physical incapacity or unavailability or for any other reason to obtain my signature for any document required by this Paragraph 7, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such documents with the same legal force and effect as if originally executed by me, and I declare that this power of attorney shall be deemed to be coupled with an interest and irrevocable, and may be exercised during any subsequent legal incapacity.

8.No Continued Employment; Exit Interview. I understand that my employment with the Company is at-will and that this Agreement does not confer any right of continued employment by the Company and does not limit in any way the Company’s right or my right to terminate my employment at any time and for any reason or no reason, with or without cause in accordance with applicable law. In the event my employment with the Company terminates for any reason, I will, if requested, participate in an exit interview with the Company and reaffirm in writing my obligations as set forth in this Agreement (though such re-affirmance is not required in order for the terms of this Agreement to remain valid and enforceable). I agree to provide the Company with the name and address of my new employer, and consent to the Company’s notification to my new employer of my rights and obligations under this Agreement, including that I agree the Company may provide a copy of this Agreement to any such new employer.

9.Legal and Equitable Remedies.

A. In the event I breach or threaten to breach, or the Company reasonably believes I am about to breach, any of the terms, conditions or restrictive covenants in Paragraphs 1, 2 or 5 of this Agreement, I agree that the Company will be entitled to injunctive relief as well as an equitable accounting of all earnings, profits and other benefits relating to or arising from a violation of this Agreement, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled at law or in equity. I acknowledge and agree that a breach of Paragraphs 1, 2 or 5 will cause the Company to suffer immediate and irreparable harm and that money damages will not be adequate to compensate the Company or to preserve the status quo. Therefore, I consent to the issuance of a temporary restraining order, preliminary injunction, and other injunctive relief necessary to enforce this Agreement.

B. In the event of a breach of Paragraph 5, the Company shall be entitled to an injunction, judgment, or other order that requires me to comply with the breached term, condition or covenant for a time period equal to the period of the breach. The relief provided for in this Paragraph 9(B) shall be in addition to, and not in lieu of, all other rights and remedies available at law and equity.

C. I agree that any application for temporary restraining order and/or temporary or preliminary injunctive relief shall be adjudicated exclusively in a court of competent jurisdiction, even if the Company and I are parties to an arbitration agreement that otherwise includes disputes under this Agreement. I agree that the injunctive relief to which I consented above, under the circumstances addressed in this Section 9(C), shall be granted by a court of competent jurisdiction pending arbitration on the merits to preserve the status quo pending completion of such arbitration.

D. I agree that in any proceeding alleging breach of this Agreement (whether in court or in arbitration), the Company and I each shall have the right to engage in deposition and document discovery, and the Company shall have the right to conduct forensic examination(s) of any computers and/or electronic devices in my possession, custody or control, if the Company reasonably believes such devices contain Confidential Information or other Company property. I further agree that in connection with any application for injunctive relief to enforce this Agreement (including without limitation any application for temporary and/or preliminary injunctive relief), the foregoing discovery shall be conducted on an expedited basis, including expedited document and deposition discovery.

E. If any dispute under this Agreement is subject to resolution by arbitration under an agreement or program agreed to by me with the Company, I understand and agree that my agreement to engage in expedited discovery as outlined in Section 9(D) is an essential term of the parties’ arbitration agreement, and these provisions are intended to supplement and modify any applicable arbitration rules which may be incorporated into any arbitration agreement that is applicable to the dispute. Accordingly, both I and the Company request that any court of competent jurisdiction order such expedited discovery in order to enforce the parties’ arbitration agreement as written and in accordance with its terms.

F. I understand and agree that: all of the foregoing remedies are expressly without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement (including recovery of monetary damages, which may include clawback or disgorgement of any compensation paid during any period of disloyalty or breach of this Agreement).

G. If a lawsuit is brought that relates to or arises out of this Agreement or my employment with or termination from the Company, the prevailing party in that lawsuit shall be awarded its reasonable attorneys’ fees and expenses.

10.Modification & Severability; Other Restrictive Covenants. If any section, provision, paragraph, phrase, word, and/or line (collectively “Provision”) of this Agreement is held to be unenforceable, then I agree that this Agreement will be deemed amended to the extent necessary to render the otherwise unenforceable Provision, and the rest of the Agreement, valid and enforceable. If a court declines to amend this Agreement as provided herein, the invalidity or unenforceability of any Provision of this Agreement shall not affect the validity or enforceability of the remaining Provisions, which shall be enforced as if the offending Provision had not been included in this Agreement.

11.Binding Effect and Assignability. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, assigns, affiliated entities, and any party-in-interest. I agree that, should the Company be acquired by, merge with, or otherwise combine with another corporation or business entity, the surviving entity will have all rights to enforce the terms of this Agreement as if it were the Company itself enforcing the Agreement. Notwithstanding the foregoing, I understand and agree that I may not assign this Agreement.

12.Survival. The provisions of this Agreement shall survive the termination of my employment, regardless of the reason for the termination, and the assignment of this Agreement by the Company to any successor in interest or other assignee.

13.Waiver & Amendment. I agree and understand that a waiver by the Company of the breach of any of the provisions of this Agreement shall not be deemed a waiver of any subsequent breach, nor shall recourse to any remedy hereunder be deemed a waiver of any other or further relief or remedy provided for herein. No waiver shall be effective unless made in writing and signed by an officer of the Company. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement. This Agreement can only be amended or changed in a writing signed by both parties.

14.Change in Employment. I agree that any subsequent change in my duties, title, salary, or compensation will not affect in any respect the validity, enforceability, or scope of this Agreement.

15.Governing Law, Jurisdiction and Venue. I understand and agree that in the event of any disputes under this Agreement, then the following applies:

A. The Agreement will be governed by, construed, interpreted, and its validity determined under the law of the State, Province or Territory in which I last worked for the Company, without regard to such jurisdiction’s conflicts of laws principles. Such law shall govern regardless of the court or arbitration forum in which a dispute may be adjudicated.

B. The parties agree that the exclusive and mandatory venue for adjudicating any disputes under this Agreement shall be the federal court or state (or provincial or territorial, as the case may be) court having original jurisdiction for the location in which I last worked for the Company.

C. The parties hereby consent to jurisdiction in such court for such purpose, and I consent to service of process by mail in respect of any such suit, action or proceeding. The parties further agree not to file any action relating in any way to this Agreement in any court other than as specified in this Section. Notwithstanding any of the foregoing, if any dispute under this Agreement is subject to resolution by arbitration under an agreement or program agreed to by me and the Company, then such arbitration shall be the sole and exclusive venue for adjudicating such disputes, other than any requests for a temporary restraining order and/or a temporary or preliminary injunction pending arbitration, which are reserved exclusively for adjudication in court pursuant to Section 9 above even in otherwise arbitrable disputes.

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ AND UNDERSTAND THIS AGREEMENT AND ALL OF ITS TERMS.

I FURTHER ACKNOWLEDGE THAT I HAVE BEEN PROVIDED AN ADEQUATE OPPORTUNITY TO REVIEW THIS AGREEEMENT, TO ASK QUESTIONS ABOUT THIS AGREEMENT AND TO HAVE A LAWYER OF MY CHOOSING REVIEW THIS AGREEMENT.

I AM SIGNING THIS AGREEMENT VOLUNTARILY, AND I VOLUNTARILY CONSENT TO ALL OF THE TERMS AND CONDITIONS CONTAINED HEREIN.

I STIPULATE, ACKNOWLEDGE AND AGREE THAT THE BENEFITS AND CONSIDERATION THE COMPANY IS PROVIDING TO ME IN CONNECTION WITH MY EMPLOYMENT ARE SUFFICIENT CONSIDERATION FOR ALL OF THE TERMS IN THIS AGREEMENT.

Signature: _______________________________

Date: _______________________________

EXHIBIT B
Form of Release
Form of Release Agreement[1]
I, Michael Q. Simonds, understand that my employment with TriNet Group, Inc. or one of its subsidiaries (the “Company”) will terminate effective [_______] (the “Termination Date”). The Company has agreed that if I choose to sign this Release Agreement (“Release”) and not revoke it, the Company will, as severance benefits, pay me the severance benefits set forth in, and subject to the terms and conditions of, the Employment Agreement by and between the Company and me dated February 12, 2024 (the “Employment Agreement”); provided I comply with the terms and conditions of the Employment Agreement relating to payment of such severance benefits.
1.Accrued Wages and PTO. I understand that all such severance benefits shall be subject to standard withholdings and deductions for such payments. I understand that, other than the Company’s obligation and right to withhold, I will be responsible for any and all taxes, interest and penalties that may be imposed with respect to the payments contemplated by this Release (including, but not limited to, those imposed under Internal Revenue Code Section 409A). I understand that, regardless of whether I sign this Release, the Company will pay me all of my accrued wages and accrued and unused paid time off (“PTO”) through the Termination Date, to which I am entitled by law.
2.Post-employment obligations. I acknowledge my continuing obligations under any prior agreement I signed regarding confidentiality, trade secrets, inventions, nonsolicitation or unfair competition, including my RCAIDA (as defined in the Employment Agreement), and any restrictive covenant provisions or agreements made part of my equity awards agreements, both of which prohibit disclosure of any confidential or proprietary information of the Company and solicitation of Company employees or customers.
3.Expense Reimbursement. I understand that I will not have access to the TriNet Expense site upon my Termination Date. I agree that, for any expenses I do not submit via the TriNet Expense site before my Termination Date, within 10 calendar days of the Termination Date, I will submit via email to my manager/approver a spreadsheet documenting my final expense reimbursement request for expenses incurred through my Termination Date. For each expense, I will list the merchant name, expense type, expense amount, client, attendee(s), and relevant notes. I understand all relevant receipts must be attached to the email, as well. Once my TriNet manager/approver receives the email, they will review it for accuracy and policy compliance before it is processed in accordance with TriNet’s regular practice. Once processed, I will be sent any reimbursement owed by check to my last known mailing address.
4.Return of Company Property. By the Termination Date, I agree to return to the Company all hard copy and electronic documents (and all copies thereof) and other Company property that I have had in my possession at any time, including, but not limited to, files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information (including email), tangible property (laptop computer, cell phone, PDA, etc.), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). If I discover after the Termination Date that I have retained any Company proprietary or confidential information, I agree, immediately upon discovery, to contact TriNet and make arrangements for returning the information.

5.Confidentiality. Except as provided in Section 7, I will hold in strictest confidence the existence of this Release and the content of its provisions and will not publicize or disclose them in any manner whatsoever; provided, however, that I understand I may disclose this Release in confidence: (a) to my spouse or partner; (b) to my attorney, accountant, auditor, tax preparer, and financial advisor, provided that such individuals first agree that they will treat such information as strictly confidential and that I agree to be responsible for any disclosure by any such individual as if I had made the disclosure; and (c) as necessary to enforce its terms or as otherwise required by law.
6.Release of All Claims. In consideration for the severance benefits referenced above, I hereby generally and completely release the Company and its affiliates, and its and their parents, subsidiaries, successors, predecessors and affiliates, and its and their partners, members, directors, officers, employees, stockholders, shareholders, agents, attorneys, predecessors, insurers, affiliates and assigns (collectively, the “Released Parties”), of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to or on the date I sign this Release (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (a) all claims arising out of or in any way related to my employment with the Company and its affiliates, or their affiliates, or the termination of that employment; (b) all claims related to my compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company and its affiliates, or their affiliates; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, provincial and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the Civil Rights Act of 1964; the Americans with Disabilities Act of 1990; the Age Discrimination in Employment Act (“ADEA”); the Employee Retirement Income Security Act of 1974; the Family and Medical Leave Act (“FMLA”); the National Labor Relations Act; the Worker Adjustment and Retraining Notification Act; the California Labor Code; the California Fair Employment and Housing Act (Cal. Gov’t Code §12900 et seq.); the California Family Rights Act (Cal. Gov. Code §12945.2); the California Spousal Military Leave Law (Cal. Mil. & Vet. Code §395.10); the California WARN Act (Cal. Lab. Code §1400 et seq.); including all claims arising under California state laws and all municipal laws or ordinances within that jurisdiction; and any amendments to the foregoing. Excluded from this Release are any claims which by law cannot be waived in a private agreement between an employer and employee.
7.No Interference with Rights. Notwithstanding the foregoing, I understand that the following rights or claims are not included in my Release (the “Excluded Claims”): (a) any rights or claims for indemnification I may have pursuant to any fully executed indemnification agreement with the Company or its affiliate to which I am a party; the charter, bylaws, or operating agreements of the Company or its affiliate; or under applicable law; (b) any rights or claims which cannot be waived as a matter of law; or (c) any claims for breach of the Employment Agreement arising after the date that I sign this Release. In addition, I understand that nothing in this Release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, National Labor Relations Board, the Securities Exchange Commission (the “SEC”) or any other federal, state or local government agency, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding other than a monetary award payable by the SEC in connection with the disclosure of possible legal violations. The Company is not permitted to retaliate against me for any such filing, cooperation or participation, and I am not required to inform or otherwise give notice to the Company in connection with any such filing, cooperation or participation. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against the Released Parties that are not included in the Released Claims. I understand that nothing in this Release limits me from exercising rights under Section 7 of the NLRA to engage in protected, concerted activity with other employees, although by signing this Release I am waiving rights to individual relief (including backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by me or on my behalf by any third party, except for any right I may have to receive a payment or award from a government agency (and not the Company) for information provided to the government agency or otherwise where prohibited.
8.Review and revocation. I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, and that the consideration given under the Employment Agreement for the waiver and release in the preceding paragraphs hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have 21 days to consider this Release (although I may choose voluntarily to sign this Release earlier); (d) I have seven (7) days following the date I sign this Release to revoke the Release by providing written notice of my revocation to the Company’s Chief Legal Officer ; and (e) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after I sign this Release. I further acknowledge that any changes to the Release, whether material or immaterial, do not restart the running of the 21-day consideration period.
9.Waiver. In granting the Release herein, I understand that this agreement includes a release of all claims known or unknown. In giving this release, which includes claims which may be unknown to you at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows:
A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.
I hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted herein, including but not limited to the release of unknown and unsuspected claims granted in this Release.
10.Trade Secrets Act. Pursuant to the Defend Trade Secrets Act of 2016, I understand that: An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: – (a) is made in (i) confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding, if such filing is made under seal. Further, an individual who files a lawsuit alleging retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.
11.Acknowledgements and Representations. I hereby represent and warrant that: (a) I have been paid all compensation owed and for all time worked, as well as benefits and other amounts that any of the Released Parties have ever owed to me, and I understand that I will not receive any additional compensation, severance, or benefits after the Termination Date, with the exception of the severance benefits that I am entitled to under the Employment Agreement and any vested right I may have under the terms of a written ERISA-qualified benefit plan; (b) I have received all the leave and leave benefits and protections for which I am eligible pursuant to FMLA, CFRA, the Company’s policies, or applicable law; (c) I have not suffered any on-the-job injury or illness for which I have not already filed a workers’ compensation claim; (d) I have not suffered any discrimination or harassment by any of the Released Parties on account of my race, color, gender, ancestry, national origin, religion, marital or registered domestic partner status, sexual orientation, age, disability, medical condition or any other characteristic protected by law; (e) I have not filed any charges, complaints, grievances, arbitrations, lawsuits, or claims against the Released Parties, with any local, state, or federal agency, union or court from the beginning of time to the date of execution of this Release; and (f) I have had the opportunity to provide the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of the Company or any other Released Parties.
12.Miscellaneous. I acknowledge that this Release, constitutes the complete, final, and exclusive embodiment of the entire Release between me and the Company about this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Release may not be modified or amended except in a writing signed by both me and a duly authorized officer of the Company. This Release will bind the heirs, personal representatives, successors, and assigns of both me and the Company, and inure to the benefit of both me and the Company, their heirs, successors and assigns. If any provision of this Release is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Release and the provision in question will be modified by the court so as to be rendered enforceable. This Release will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California.

I acknowledge that for this Release to become effective, I must sign and return it to the Company’s Chief Legal Officer so that it is received no sooner than the Termination Date and no later than 21 days following the date it is provided to me. If I sign and return the Release before the 21-day consideration period, I knowingly and voluntarily waive the remainder of the 21-day consideration period. I understand that having waived some portion of that 21-day consideration period, TriNet may expedite the processing of benefits provided to me in exchange for signing this Release. The Release will be effective the eighth day after I sign it, if I do not revoke it in the meantime.

8.21 Michael Q. Simonds

Signature:

Printed Name:

Date: